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                                                                      EXHIBIT 21

                   LIST OF SUBSIDIARIES OF SEAL FLEET, INC.
                             A NEVADA CORPORATION
                             AS OF MARCH 20, 1997

Subsidiary                                  State of Incorporation
----------                                  ----------------------

Sealcraft Operators, Inc.                          Texas

Caribe Company                                     Delaware

Seal Properties, Inc.                              Texas

Corpus Company                                     Delaware

South Corporation                                  Delaware

Seal Offshore, Inc.                                Delaware

First Seal, Inc.                                   Texas

Seal (GP), Inc.                                    Delaware

Seal Marine Management Company                     Texas